EX-28.p.iii

LION GLOBAL INVESTORS LIMITED

US CODE OF ETHICS

I.	INTRODUCTION

This is the US Code of Ethics (the “Code”) of Lion Global Investors Ltd (“Lion Global Investors”). This Code will compliment the policies and procedures and Code of Ethics implemented by Lion Global Investors to meet its obligations as a regulated financial institution overseen by the Monetary Authority of Singapore (the “Singapore Policies”) as well as the US compliance “wrapper.” Lion Global Investors has adopted this Code with provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of Lion Global Investors’ clients.

All personnel with responsibilities under this Code must consult the Singapore Policies as these contain a number of additional restrictions and considerations relating to, particularly, personal trading.

Specifically, under the Singapore Policies, you must direct your bank or broker to submit a confirmation of any trade effected in a covered account within a specified period of time. You must also submit to the CCO an initial holdings report, and an annual holdings report.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by Lion Global Investors. If you have any doubt as to the propriety of any activity, you should consult the CCO, who is responsible for the administration of this Code.

II.	DEFINITIONS

1.	Access Person means any partner, officer, or employee of Lion Global Investors, or other person who provides investment advice on behalf of Lion Global Investors and is subject to the supervision and control of Lion Global Investors (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

2.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.	A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when that person seriously considers making such a recommendation.

4.	Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

5.	Covered Person means any director/manager, officer, employee or Access Person of Lion Global Investors.

6.	Personal Account means any account in which a Covered Person has any beneficial ownership.

7.	Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) [and includes any derivative, commodities, options or forward contracts relating thereto,] except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open-end funds other than exchange-traded funds and other than registered funds managed by Lion Global Investors or registered funds whose adviser or principal underwriter controls Lion Global Investors, is controlled by Lion Global Investors, or is under common control with Lion Global Investors (each a “Reportable Fund”); and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

8.	Restricted Security means any security that (1) a client owns or is in the process of buying or selling; or (2) Lion Global Investors is researching, analyzing or considering buying or selling for a client.

9.	Short Sale means the sale of securities that the seller does not own. A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

•	A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•	Any immediate family members who live in the Covered Person’s household;

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Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by Lion Global Investors’ CCO.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.	General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics, the Singapore Policies or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.	Preclearance of Transactions in Personal Account. An Access Person must obtain the prior written approval of the CCO pursuant to the Singapore Policies. Generally, any security appearing on the Restricted Security list will not be approved for personal trading.

Any approval given under this paragraph will remain in effect for 24 hours.

3.	Prohibitions on Trading in Securities on the Restricted Securities List. An Access Person may not execute any personal securities transaction of any kind in any securities on the Restricted Securities list. The CCO will administer a list of all Restricted Securities. Each portfolio manager and analyst will immediately notify the CCO of the commencement of any research or consideration of a security. The CCO will ensure that securities under consideration for clients, as well as any securities owned by clients are promptly added to the Restricted Securities list.

4.	Short Sales. An Access Person may not engage in any short sale of a security on the Restricted Security list.

5.	Initial Public Offerings. An Access Person may not acquire any direct or indirect beneficial ownership in ANY securities in any initial public offering or of bond new issues without prior written approval of the CCO.

6.	Private Placements and Investment Opportunities of Limited Availability. An Access Person may not acquire any beneficial ownership in ANY securities in any private placement of securities or investment opportunity of limited availability unless the CCO has given express prior written approval. The CCO, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with Lion Global Investors.

7.	Service on Boards of Directors; Other Business Activities. An Access Person may not serve as a director (or similar position) on the board or a member of a credit committee of any company unless the Access Person has received written approval from the CCO and Lion Global Investors has adopted policies to address such service. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account. At the time an Access Person submits the initial holdings report in accordance with Section V(b) of this Code of Ethics, the Covered Person will submit to the CCO a description of any business activities in which the Covered Person has a significant role. A Form of Report on Outside Business Activities is attached.

8.	Lion Global Investors Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of Lion Global Investors or serving as a trustee for third parties unless the CCO preclears the arrangement and finds that the arrangement would not harm any client. The CCO may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

9.	No Access Person shall purchase or sell, directly or indirectly, any security in which he has, or because of such transaction acquires, any direct or indirect Beneficial Ownership, if the person knows at the time of the transaction that the security

a.	is being considered, or within fifteen calendar days preceding the proposed transaction has been considered, for purchase or sale by any US-domiciled mutual fund client; or

b.	is being purchased or sold by any US-domiciled mutual fund client, or was purchased or sold by a US-domiciled mutual fund client within the fifteen calendar days preceding the Access Person’s transactions.

V.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV(b):

1.	Purchases or sales that are non-volitional on the part of the Access Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

2.	Purchases or sales pursuant to an Automatic Investment Plan;

3.	Transactions in securities that are not Reportable Securities; and

4.	Transactions effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control. You must make, at the time of your initial holdings report, a written declaration to the CCO stating that you do not have any direct or indirect influence or control over such accounts. The CCO, in his sole discretion, may decline approval of such a request or revoke an approval previously given.

VI.	REPORTING

1.	Duplicate Copies of Contract Notes and Account Statements to Adviser. In accordance with the Singapore Policies, all Access Persons must to supply the CCO with:

•	duplicate copies of contract notes

•	the Access Person’s monthly and quarterly brokerage statements

2.	New Accounts. Each Access Person must notify the CCO promptly if the Access Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.	Disclosure of Securities Holdings. All employees will, within 10 days of becoming an Access Person, submit an initial statement to the CCO listing all of the

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securities in which the Access Person has any beneficial ownership, (including title, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access Person has any beneficial ownership);

a.	the names of any brokerage firms or banks where the Access Person has an account in which ANY securities are held.

b.	The report must be dated the day the Access Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes an Access Person of Lion Global Investors. Access Persons will annually submit to the CCO an updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted. A form of the initial report is set forth in the Singapore Policies.

4.	Exceptions to Reporting Requirements. An Access Person need not submit any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan. These exceptions are subject to the approval process described in Section V, Part 4.

5.	Covered Persons must report immediately any suspected violations to the CCO.

6.	Transactions Subject to Review. The Reportable Securities transactions reported on the Broker’s Confirmations will be reviewed and compared against client Reportable Securities transactions.

VII.	RECORDKEEPING

The CCO will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all contract notes and periodic statements and reports of Access Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

The CCO will maintain a list of all Covered Persons (which includes all Access Persons) of Lion Global Investors currently an d for the last five (5) years since registration with the SEC.

All Broker’s Confirmations and periodic statements of Access Persons may be kept electronically in a computer database.

VIII. OVERSIGHT	OF CODE OF ETHICS

1.	Acknowledgment. The CCO will annually distribute a copy of the Code of Ethics to all Covered Persons. The CCO will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached as Attachment D or such other form as may be approved by the CCO.

2.	Review of Transactions. Each Access Person’s transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities. Any Access Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of Lion Global Investors. The COO \will review the CCO’s transactions and preclearance requests.

3.	Sanctions. Lion Global Investors’ management, with advice of professional advisers, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.	Authority to Exempt Transactions. The CCO has the authority to exempt any Covered

Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the CCO determines that such exemption would not be against any interests of a client and would be in accordance with applicable law. The CCO will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

5.	ADV Disclosure. The CCO will ensure that Lion Global Investors’ Form ADV (1) describes the Code of Ethics in Item 11 of Part 2A and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

IX.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

US CODE OF ETHICS

ACKNOWLEDGMENT

I hereby acknowledge receipt of the Lion Global Investors Ltd US Code of Ethics and certify that I have read and understand it and agree to abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

I also confirm that I have instructed all brokerage firms where I maintain an account in which Reportable Securities are held to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to the CCO.

Date:
(Signature)

(Print Name)

Lion Global Investors Ltd

REPORT ON OUTSIDE BUSINESS ACTIVITIES

To:                 CCO

From:             [Covered Person]

Subject:         Outside Business Activities

Adviser personnel are not permitted to serve on the board of directors of any company, including a publicly traded company (but excluding charitable organizations), without prior written authorization from the CCO.

Pursuant to the Code, you are required to submit to the CCO a description of any business activities outside of Lion Global Investors in which you have a significant role, including all board of directors seats or offices that you hold. Please describe your outside business activities in the space provided below.

Additionally, please include information as to whether any family members serve on the boards of directors of any company, including a publicly traded company, are otherwise employed by such publicly-traded company or are employed by a brokerage firm, third-party research provider, bank or investment bank. Relevant information includes such family member’s name, their relation to you, the company for which such family member works and their title within the organization.

If you do not have an outside business activity and if no family members are employed by a publicly traded company, please check the following box:  ☐

Date:
Signature

Print Name:

GIFTS AND BUSINESS ENTERTAINMENT POLICY

I.	Gifts and Business Entertainment Policy. In order to address conflicts of interest that may arise when a Covered Person accepts [or gives] a gift, favor, special accommodation, or other items of value, Lion Global Investors places restrictions on gifts and certain types of business entertainment. Set forth below is Lion Global Investors’s policy relating to gifts and business entertainment:

Gifts

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General - No Covered Person may give or receive any gift, service, or other item of more than de minimis value, which for the purpose of this Code of Ethics is [SG$200], to or from any person or entity that does business with or potentially could conduct business with or on behalf of Lion Global Investors. No Covered Person may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or potentially could conduct business with or on behalf of Lion Global Investors without the prior written approval of the CCO.

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Solicited Gifts - No Covered Person may use his or her position with Lion Global Investors to obtain anything of value from a client, supplier, person to whom the Covered Person refers business, or any other entity with which Lion Global Investors does business.

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Cash Gifts - No Covered Person may [give or] accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of Lion Global Investors.

Business Entertainment

•	General – Covered Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

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Extravagant Entertainment - No Covered Person may provide or accept extravagant or excessive entertainment to or from an investor/client, prospective investor/client, or any person or entity that does or potentially could do business with or on behalf of Lion Global Investors.

Reporting/Recordkeeping

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Gifts - Each Covered Person must report any gifts in excess of de minimis value received in connection with the Covered Person’s employment to the CCO. The CCO may require that any such gift be returned to the provider or that an expense be repaid by the Covered Person.

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Business Entertainment – Each Covered Person must report any event likely to be viewed as so frequent or of such high value as to raise a question of impropriety. Any such event must be approved by the CCO.

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Quarterly Transaction Reports – Each Covered Person must include any previously unreported or prospective gift or business entertainment event in excess of the de minimis value on its Quarterly Transaction Statement, which is attached to this Exhibit H1 as Attachment A.

RECORDKEEPING - THE CCO WILL MAINTAIN RECORDS OF ANY GIFTS AND/OR BUSINESS ENTERTAINMENT EVENTS SO REPORTED.]

QUARTERLY TRANSACTION REPORT

You must report any previously unreported or prospective gift or business entertainment event in excess of the de minimis value.

Kindly complete the form below for the quarter just ended and return it to the CCO. The form must be signed and returned even if you have no unreported or prospective gift or business entertainment event in excess of the de minimis value during the quarter.

Period of Report: From                      to                     .

Date	Description of Gift or Business Entertainment Event	Value

I CERTIFY THAT I HAVE REPORTED ON THIS FORM ALL GIFTS THAT I HAVE RECEIVED AND BUSINESS ENTERTAINMENT EVENTS THAT I HAVE ATTENDED OR EXPECT TO ATTEND DURING THE PERIOD COVERED BY THIS REPORT.

Name of reporting person

DATE: